Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated June 18, 2007, relating to the financial statement of Cohen & Steers Global Income Builder, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Counsel and Independent Registered Public Accounting Firm” and “Statement of Assets and Liabilities” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

July 24, 2007